UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 30, 2011

HIPSO MULTIMEDIA, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 333-131599

Florida	22-3914075
(State of Incorporation)	(I.R.S. Employer Identification No.)

550 Chemin du Golf, Suite 202, Ile des Soeurs	H3E 1A8
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (514) 380-5353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On November 30, 2011, Hipso Multimedia, Inc. (the "Company") entered into an asset purchase agreement (the “Agreement”) with  3324109 Canada Inc., a Canadian corporation whose shares are beneficially owned and/or controlled by Gary Oberman and 8040397 Canada Inc., a Canadian corporation whose shares are owned and/or controlled by Bartek Bulzak (collectively, the “Sellers”). Pursuant to the terms of the Agreement, a copy of which is attached hereto as Exhibit 10.19 the Company’s purchased of all of the Sellers right, title and interest in certain intangible assets hereto (the “Assets”). The Assets are comprised of an internet service platform that combines social media and voice products together with a patent-pending commercial services platform marketed under the trade name “Buildablock (TM).” In consideration for the purchase of the Assets, the Company has agreed to issue to the Sellers a number of shares of the Company’s restricted common stock equal to 50% of the total outstanding shares following the effective date (“Effective Date”) of the Company’s planned reverse split on a one-for-eight (1:8) reverse split, discussed in Item 8.01-Other Events, below.

Item 8.01 - Other Events

In connection with the transactions contemplated by the Agreement, the Company intends to file an Information Statement on Schedule 14C for the purpose of ratifying and approving the following: (i) the implementation of a reverse split of the Company’s outstanding shares of common stock on a one-for-eight (1:8) basis (the “Reverse Split”); (ii) on the Effective Date of the Reverse Split, appointing Gary Oberman and Bartek Bulzak as the Company’s president and chief technical officer, respectively; (iii) on the Effective Date, appointing Messrs. Oberman and Bulzak to the Company’s board of directors, joining the current board of directors, Rene Arbic and Alex Kestenbaum, who will also continue to serve as the Company’s chief financial officer; and (iv) change the Company’s name from Hipso Multimedia, Inc. to Buildablock Corp.

Item 9.01 - Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.19	Asset Purchase Agreement dated November 30, 2011, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIPSO MULTIMEDIA, INC.

Dated: December 6, 2011

By: /s/ Rene Arbic
Rene Arbic, President